Exhibit 99.1

UTStarcom Q2 2003 Earnings Results: Record Revenues,
Earnings, And Cash Collections Mark Best Quarter In
Company’s History

Company Realizes Collections of More Than $750 Million and Raises Guidance for 2003

ALAMEDA, Calif., July 17, 2003 – UTStarcom, Inc. (Nasdaq: UTSI), a leading global provider of wireless and wireline access and IP switching solutions, today reported record revenues and earnings for its second quarter ended June 30, 2003. UTStarcom will conduct a conference call today, Thursday, July 17, at 1:30 p.m. PDT to discuss these results. (Please see Conference Call section below for dial-in numbers.)

“I am extremely satisfied to report to our shareholders that once again we have achieved record revenues and earnings, marking 14 consecutive quarters of profitability,” said Hong Lu, chief executive officer of UTStarcom, Inc. “We continue to make significant progress toward our goal of becoming a key global telecommunications equipment provider.  We are the worldwide market leader in several important product categories, business is strong in Japan and India, and we recently announced our first sale in Western Europe.”

Net sales for the second quarter of 2003 increased to $405.8 million, a sequential increase of 23 percent over the $330.5 million in net sales reported in the previous quarter and a 75 percent increase over the $231.5 million in net sales reported in the second quarter of 2002.

Net income for the second quarter of 2003 increased 53 percent year-over-year to $39.4 million, or $0.33 per share, compared to net income of $25.7 million, or $0.22 per share, for the second quarter of 2002.

“Our level of profitability and ability to once again raise guidance going forward is reflective of continued strong customer demand for our products,” said Mike Sophie, chief financial officer of UTStarcom, Inc.  “EPS is especially impressive as it reflects a $0.09 charge associated with the completion of strategic acquisitions during the quarter as well as the 16.9 million share dilution

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

associated with the convertible bond issued in March of this year.”

Sophie added, “The proof of our success is also demonstrated in the strong cash collections from customers which came in at approximately $751 million – versus our target of $600 million.”

Raising Guidance:

UTStarcom is again raising its guidance for 2003. Full-year revised company guidance is as follows:

Revenue for the third quarter of 2003 is expected to be in the range of $495 million to $505 million, with earnings per share expected to be approximately $0.42-$0.43 for the quarter on a GAAP basis.  Revenue for the full-year 2003 is expected to be approximately $1.80 billion to $1.82 billion, as compared to the guidance of $1.65 billion to $1.7 billion given in April of this year.  Earnings per share for 2003 is expected to be approximately $1.55-$1.56 on a GAAP basis, as compared to the guidance of $1.50-$1.51 given in April.

The company will provide specific guidance for 2004 on the Q3 earnings conference call scheduled for October 23, and continues to target a long-term growth rate of 20-25 percent.

Key Highlights for Q2 2003

Stellar Financial Performance

•                                 Experienced best financial performance in company’s history: Revenues of $405.8 million, EPS $0.33.

•                                 Announced more than $240 million in contracts in the second quarter.

•                                 Raised third quarter and fiscal-year guidance following strong sales and optimistic year-end outlook.

•                                 Logged 14th consecutive quarter of profitability since March 2000 IPO, once again exceeding street estimates.

Global Leadership

•                                 In China, the number of subscribers on UTStarcom’s PAS networks increased by 3.2 million to 12.5 million of the estimated 20 million PAS subscribers in China at the end of Q2.

•                                 The Company extended PAS contracts for the first time to Beijing and other metropolitan cities in China.

•                                 UTStarcom announced largest IP-DSLAM contract with China Telecom to date, bringing the total number of lines deployed to more than 400,000.

•                                 In Japan, popularity of Yahoo! BB continues to grow, with more than 2.8 million subscribers as of June 2003.

Strategic International Expansion

•                                 Announced first deal in Western Europe, with Cyprus Telecommunications Authority, in June.

•                                 Closed deal to acquire selected assets of CommWorks, the carrier-focused division of 3Com Corporation, for $100 million.

•                                Deal leverages CommWorks’ diverse, blue-chip customer base.

•                                CommWorks’ products complement and extend UTStarcom’s existing product line.

•                                CommWorks’ customer support and professional services organization provides access to steady and recurring revenue and new sales opportunities.

Sustained Market Strength

•                                 #1 in Worldwide Softswitch Market (Infonetics Research, May 20, 2003).

•                                 #1 in Worldwide PAS Market with nearly 14 million users worldwide; company continues to hold 60% market share in China.

•                                 #2 in Worldwide DSLAM Market (Infonetics Research May 20, 2003, Synergy Research Group, May 19, 2003).

•                                DSL port sales up 669% from 2002, representing the highest growth rate in the industry (Dell’Oro Group).

•                                 #1 in Worldwide Ports Shipped, Media Gateways, (Infonetics Research, May 20, 2003).

Conference Call

The company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. (PDT) on Thursday, July 17. The conference call dial-in numbers are as follows:  United States – 888-428-4479; International – 651-291-5254.

A replay of the call will be available from approximately 5:00 p.m. (PDT) on July 17 to 11:59 p.m. (PDT) on July 24. The conference call replay numbers are as follows: United States – 800-475-6701; International – 320-365-3844. The Access Code is 691171.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: http://www.utstar.com

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

Founded in 1991 and headquartered in Alameda, California, UTStarcom is a leading global provider of wireless and wireline access and IP switching solutions.  The company designs, manufactures, sells, and installs an integrated suite of future-ready access network and next-generation switching solutions. We enable wireless and wireline operators in fast-growth markets worldwide to offer voice, data, and Internet access services rapidly and cost effectively by utilizing their existing infrastructure.

UTStarcom’s products provide a seamless migration from wireline to wireless, from narrowband to broadband, and from circuit- to packet-based networks by employing “Next Generation Network Technology. Now.” The company’s customers include public telecommunications service providers that operate wireless and wireline voice and data networks in rapidly growing communications markets around the world.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding continued strength of the Company’s business in China and in international markets as well as across product lines, the Company’s ability to replicate its success in China in international markets, the guidance given for anticipated revenue and earnings per share for the third quarter and full-year of 2003, ability of the Company to integrate and leverage CommWorks to obtain access to additional revenue and sales opportunities. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, particularly in China, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, particularly in China. The Company also refers readers to the risk factors identified in its latest Registration Statement on Form S-3, its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

Company Contacts

Michael J. Sophie

Vice President of Finance, CFO

510-749-1510

Chesha E. Kamieniecki

Investor Relations Manager

510-749-1560

Press Contact

Stephanie Gallagher

Engage PR

510-748-8200, ext. 213

stephanie@engagepr.com

###

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Net sales	$405,834	$231,508	$736,354	$415,198

Cost of sales	268,330	145,596	486,165	263,644
Gross profit	137,504	85,912	250,189	151,554

Operating expenses:
Selling, general and administrative	34,963	29,520	72,546	53,206
Research and development	36,078	21,370	62,890	40,567
In process research and development	9,328	670	10,648	670
Amortization of intangible assets	1,483	656	2,178	1,133
Total operating expenses	81,852	52,216	148,262	95,576

Operating income	55,652	33,696	101,927	55,978

Interest and other income (expenses)	(1,357)	(737)	3,133	342
Equity in income (loss) of affiliated companies	(1,745)	(6)	(2,720)	(799)
Income before income taxes and minority interest	52,550	32,953	102,340	55,521
Income tax expense	13,138	6,590	25,585	11,104
Minority interest in (earnings) of consolidated subsidiaries	—	(628)	—	(1,156)

Net income	$39,412	$25,735	$76,755	$43,261

Basic earnings per share	$0.39	$0.23	$0.74	$0.39

Diluted earnings per share	$0.33	$0.22	$0.62	$0.37

Weighted average shares used in per-share calculation:
– Basic	100,698	111,549	104,009	110,806
– Diluted	124,360	117,343	126,409	117,074

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

1. The above unaudited financial statements include the following non-cash expenses:

Cost of Sales	$2	$6	$5	$13
Selling, general and administrative	68	249	186	791
Research and development	2,290	258	2,884	1,055
Total stock compensation expense	$2,360	$513	$3,075	$1,859

Amortization of intangible assets	$1,483	$656	$2,178	$1,133

In-process research and development	$9,328	$670	$10,648	$670

Impairment in investment portfolio	$—	$650	$223	$1,090

2. Earnings per share

Basic earnings per share
Income available to common stockholders	$39,412	$25,735	$76,755	$43,261

Effect of Dilutive Securities
7/8% Convertible Subordinated Notes	1,092	—	1,375	—

Diluted earnings per share
Income available to common stockholders + assumed conversions	$40,504	$25,735	$78,130	$43,261